Exhibit 10.8

Exhibit D—Pricing (January 7, 2002)

This exhibit sets forth a pricing agreement and supercedes Section 5.4(b) of the ‘License and Manufacturing Agreement’ dated February 20, 1997, items 8 & 9 of Exhibit A, Exhibit B and Exhibit C of that agreement.

1.	Sonic Innovations shall provide a Guaranteed Minimum Revenue (GMR) to Atmel by purchasing product over the following timeframe.

	CY2002	CY 2003	CY2004
GMR	1,500K$	1,650K$	1,800K$

2.	Product shall consist of any mix of the following parts agreed to by both parties, and listed as ‘Products’ below.

Products:	[*]	[*]

3.	Pricing for the Product over the subject timeframe shall be:

Product	CY2002	CY2003
[*]	[*]	[*]

Volume Pricing	Up to 50k/yr	50k to 150k/yr	150k to 200k/yr	200k to 250k/yr

IC3 DSP & EE (Chipset)	[*]	[*]	[*]	[*]

Atmel agrees to negotiate a possible price reduction on [*] during the fourth quarter of CY2002.

4.
Sonic Innovations shall meet the GMR amounts in Item 1 on a cumulative basis. At the end of each calendar year, Atmel will examine the shipments of all products and determine if the GMR outlined in Item 1 has been met. If the GMR has not been met, Sonic Innovations will have the option of accepting a one-time charge or ordering additional product under the terms of this agreement to cover the shortfall.

5.
During the first week of each month Sonic Innovations will provide to Atmel a 90-day firm minimum commitment, with 25% upside allowed, net against Sonic and Sonic’s sub-contractor inventory. In addition, each month at the same time, Sonic will provide a rolling 12-month forecast of the Products listed in Item 2.

/s/    GREGORY N. KOSKOWICH                                                                                                  /s/ CHRIS BAUMAN

Gregory N. Koskowich	Chris Bauman
V.P. – R & D	V.P. and General Manager
Sonic Innovations, Inc.	Bicmos and Custom Asic Products
Atmel Corporation

[*]	Confidential treatment has been requested with respect to these items.

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